Exhibit 99.1

Imperial Oil Limited 237 — 4th Avenue S.W. Calgary, AB T2P 0H6	News Release
Imperial Oil announces third-quarter financial and operating results
Calgary, October 31, 2006 – Imperial Oil today announced net income for the third quarter of $822 million or $0.84 a share, compared with $652 million or $0.64 a share for the same quarter of 2005. Net income for the first nine months of 2006 was $2,250 million or $2.28 a share, versus $1,584 million or $1.53 a share for the first nine months of 2005.
Earnings in the third quarter were higher than the same period of 2005 due mainly to higher realizations for Cold Lake bitumen and crude oil and record production volumes at Cold Lake. Earnings were also positively impacted by lower stock-related compensation expenses and lower operating costs primarily from lower energy costs. These factors were partially offset by lower natural gas realizations and lower conventional crude oil volumes. Stronger marketing and petrochemical product margins were essentially offset by weaker industry refining margins. A stronger Canadian dollar also negatively impacted earnings.
Capital and exploration expenditures were $263 million in the third quarter, down from $395 million during the same quarter of 2005. For the first nine months of 2006, the amount was $868 million, versus $1,073 million in the same period a year ago. During the third quarter of 2006, the company repurchased more than 11 million shares for $468 million. At September 30, the company’s balance of cash and marketable securities was $1,857 million, compared with $1,661 million at the end of 2005.
“Increased crude oil production and refinery throughput allowed us to capitalize on attractive market conditions that existed throughout much of the quarter,” said Tim Hearn, Imperial’s chairman, president and chief executive officer. “Softening commodity prices occurred towards the end of the quarter, bringing relief to consumers. This is a cyclic business, reinforcing the importance of maintaining a consistent investment approach and a relentless focus on cost control, both of which are integral to Imperial’s strategy,” Hearn added.
Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. It is one of Canada’s largest producers of crude oil and natural gas and is also the country’s largest refiner and marketer of petroleum products, sold primarily under the Esso and Mobil brand names through a coast-to-coast supply network that includes close to 2,000 retail outlets.

For further information:
Investor relations	Media relations
Susan Swan	Richard O’Farrell
(403) 237-4537	(403) 237-2710

Highlights/Items of interest
Record production at Cold Lake
Bitumen production at Cold Lake, the company’s wholly-owned in situ oil sands project, averaged a record 158 thousand barrels a day during the quarter. This production surpasses the previous quarterly record of 157 thousand barrels a day that was set in the second quarter of 2006. Higher production was due to the cyclic nature of production at Cold Lake and increased volumes from the ongoing development drilling program.
Imperial meets final regulatory milestones in the production and sale of ultra-low sulphur diesel
Federal government regulations required the sulphur content of diesel fuel to be lowered in phases at both point of production and point of sale: first by 97 percent, to 15 parts per million (ppm) at point of production by June 1, 2006; and then at all points of sale, beginning with a reduction to 22 ppm by September 1, 2006 and then to 15 ppm by October 15, 2006. Imperial was able to fully meet these requirements from all of its facilities across Canada. The company invested about $500 million in the project, which was completed on budget and with no lost-time injuries occurring in over 3 million hours worked.
Wildcat exploration well spud in Orphan Basin
Imperial and co-venturers commenced drilling their first wildcat exploration well in the Orphan Basin, a frontier basin located off the east coast of Newfoundland. Imperial holds a 15-percent interest in eight deepwater exploration licenses in the basin.
Syncrude Stage 3 expansion update
During the quarter, Syncrude re-started the Stage 3 expansion facilities that were temporarily shut down earlier in the year. Bitumen feed was successfully reintroduced into the new 100 thousand barrel a day coker at the end of August, the third in operation at the site. Gradual ramp-up was achieved over the next several weeks with the feed rate reaching 95 thousand barrels a day by the end of the third quarter. The Syncrude oil sands joint venture is 25-percent owned by Imperial.
Progress on Kearl oil sands project
The Kearl oil sands project, a proposed 300 thousand barrel a day bitumen-mining project northeast of Fort McMurray, is scheduled to begin public hearings by a joint provincial-federal panel on November 6. Imperial holds about a 70-percent share in the proposed project and would act as operator. ExxonMobil Canada holds the remaining share. The regulatory decision is expected early next year.

IMPERIAL OIL LIMITED
FINANCIAL HIGHLIGHTS (unaudited)

			Nine months
	Third quarter		to September 30
	2006	2005	2006	2005

Net income (U.S. GAAP, millions of dollars)
Natural resources	617	592	1,768	1,337
Petroleum products	149	171	410	431
Chemicals	38	12	108	89
Corporate and other	18	(123)	(36)	(273)

Net income (U.S. GAAP)	822	652	2,250	1,584

Cash flow from operating activities	1,640	1,385	2,528	2,155
Capital and exploration expenditures	263	395	868	1,073

Per-share information (dollars) (a)
Net income — basic	0.84	0.64	2.29	1.54
Net income — diluted	0.84	0.64	2.28	1.53
Dividends	0.08	0.08	0.24	0.23

Share prices — close at September 30
Toronto Stock Exchange (Canadian dollars)			37.47	44.67
American Stock Exchange (U.S. dollars)			33.55	38.35

(a)   Reflects the three-for-one share split
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OPERATING RESULTS
The company’s net income for the third quarter was $822 million or $0.84 a share on a diluted basis, compared with $652 million or $0.64 a share for the same quarter of 2005. Net income for the first nine months of 2006 was $2,250 million or $2.28 a share on a diluted basis, versus $1,584 million or $1.53 a share for the first nine months of 2005.
Earnings in the third quarter were higher than the same period of 2005 due mainly to higher realizations for Cold Lake bitumen and crude oil of about $110 million and record production volumes at Cold Lake of about $55 million. Earnings were also positively impacted by lower stock-related compensation expenses of about $135 million and lower operating costs primarily from lower energy costs of about $40 million. These factors were partially offset by lower natural gas realizations of about $55 million and lower conventional crude oil volumes of about $45 million. Stronger marketing and petrochemical product margins were essentially offset by weaker industry refining margins. A stronger Canadian dollar also negatively impacted earnings by about $75 million.

IMPERIAL OIL LIMITED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)
For the first nine months, higher natural resources realizations and stronger refining and marketing margins contributed about $765 million to earnings when compared to the same period in 2005. Also positive to earnings were lower stock-related compensation expenses of about $220 million and lower tax expenses of about $125 million. Partially offsetting these positive factors was the impact of a stronger Canadian dollar of about $225 million, higher planned refinery maintenance and capital project effects of about $100 million, heavier mix of resources volumes of about $70 million and higher Syncrude and other operating costs of about $60 million.
Natural resources
Net income from natural resources in the third quarter was $617 million, versus $592 million in the same period in 2005. Earnings increased primarily due to higher realizations for Cold Lake bitumen and crude oil of about $110 million and record production volumes at Cold Lake in the third quarter of about $55 million. These positive items were offset partially by the negative impact of a stronger Canadian dollar of about $60 million, lower natural gas realizations of about $55 million and lower conventional crude oil and natural gas liquids (NGL) volumes of about $45 million.
Net income for the first nine months was $1,768 million, up $431 million from the same period last year. Cold Lake bitumen and crude oil realizations were stronger by about $570 million compared to the first nine months of 2005. These positive items were partially offset by the negative impact of a higher Canadian dollar of about $165 million and higher operating costs of about $60 million, primarily driven by higher Syncrude costs. The impact of natural resources volumes was unfavourable due to mix effects with lower conventional crude oil volumes of about $140 million being partially offset by higher Cold Lake bitumen and Syncrude volumes totaling about $70 million. Tax expenses in the first nine months were lower by about $150 million primarily from reductions in federal and Alberta tax rates.
While Brent crude oil prices in U.S. dollars averaged 13 percent higher in the third quarter and 25 percent higher for the first nine months compared with the same periods last year, increased realizations for conventional crude oil averaged less at one and 11 percent respectively mainly because of a stronger Canadian dollar. Average realizations for Cold Lake bitumen were higher in 2006, by over 10 percent in the third quarter and over 40 percent in the first nine months, reflecting a narrowing price spread between light crude oil and Cold Lake bitumen more consistent with historical trend levels.
Realizations for natural gas averaged $6.29 a thousand cubic feet in the third quarter, down from $8.80 a thousand cubic feet in the same quarter last year, primarily a result of increased industry inventory levels of natural gas. For the first nine-month period, realizations for natural gas averaged $7.42 a thousand cubic feet in 2006, down from $7.86 a thousand cubic feet in the same period of 2005.

IMPERIAL OIL LIMITED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)
Total gross production of crude oil and NGLs was 281 thousand barrels a day, up from 250 thousand barrels in the third quarter of 2005. For the first nine months of the year, total gross production of crude oil and NGLs averaged 273 thousand barrels a day, compared with 258 thousand barrels in the same period of 2005.
Gross production of Cold Lake bitumen averaged a record 158 thousand barrels a day during the third quarter versus 123 thousand barrels in the same quarter last year. For the first nine months, gross production was 155 thousand barrels a day this year, up from 137 thousand barrels in the same period of 2005. Higher production was due to the cyclic nature of production at Cold Lake and increased volumes from the ongoing development drilling program.
The company’s share of Syncrude’s gross production was 71 thousand barrels a day in the third quarter compared with 59 thousand barrels during the same period a year ago. Higher production volumes were from the new coker unit at the Stage 3 expansion project. During the first nine-month period, the company’s share of gross production from Syncrude averaged 61 thousand barrels a day in 2006, up from 52 thousand barrels in the same period of 2005. Higher production volumes were primarily due to lower maintenance activities in the first nine months of 2006.
In the third quarter and first nine months of this year, gross production of conventional crude oil averaged 31 and 32 thousand barrels a day respectively, compared with 35 and 38 thousand barrels during the corresponding periods in 2005. The natural reservoir decline in the Western Canadian Basin and the impact of divested producing properties were the main reasons for the reduced production.
Gross production of NGLs available for sale was 21 thousand barrels a day in the third quarter, down from 33 thousand barrels a day in the same quarter last year. During the first nine months of 2006, gross production of NGLs available for sale decreased to 25 thousand barrels a day, from 31 thousand barrels in the same period of 2005, mainly due to declining NGL content of Wizard Lake gas production.
Gross production of natural gas during the third quarter of 2006 decreased to 560 million cubic feet a day from 579 million cubic feet in the same period last year. In the first nine months of the year, gross production was 566 million cubic feet a day, down from 580 million in the first nine months of 2005. Lower production volumes were primarily due to natural decline in the Western Canadian Basin.
During the quarter, Syncrude restarted its Stage 3 expansion facilities that were temporarily shutdown earlier in the year. Bitumen feed was successfully reintroduced into the new coker at the end of August. Gradual ramp-up was achieved over the next several weeks with the feed rate reaching 95 thousand barrels a day at the end of the third quarter.

IMPERIAL OIL LIMITED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)
Petroleum products
Net income from petroleum products was $149 million in the third quarter of 2006, compared with $171 million in the same period a year ago. Improved marketing margins were more than offset by weaker refining margins when compared to the third quarter of 2005.
Nine-month net income was $410 million versus $431 million in the same period of 2005. Stronger refining and marketing margins were partially offset by higher planned refinery maintenance and ultra-low sulphur diesel project activities, which impacted both refinery utilization and expenses by a total of about $100 million versus the prior year. Earnings were also negatively impacted by a stronger Canadian dollar of about $60 million and higher tax expenses of $25 million.
Chemicals
Net income from chemicals was $38 million in the third quarter, $26 million higher than the same period last year due primarily to improved industry margins across all product channels. Nine-month net income was $108 million, up $19 million from the same period in 2005. Improved industry margins for polyethylene and intermediate products were the main contributor to higher earnings.
Corporate and other
Net income from corporate and other at $18 million in the third quarter compared with negative $123 million in the same period of 2005. Nine-month net income was negative $36 million versus negative $273 million last year. Higher earnings were due mainly to lower stock-related compensation expenses.
LIQUIDITY AND CAPITAL RESOURCES
Cash flow from operating activities was $1,640 million during the third quarter of 2006, up from $1,385 million in the same period last year. Year-to-date cash flow from operating activities was $2,528 million, versus $2,155 million during the first nine months of 2005. Increases in cash flow in the third quarter and the first nine months of 2006 were driven primarily by higher net income and lower accounts receivable balances offset partially by lower accounts payable balances. Lower crude oil prices towards the latter part of the third quarter in 2006 contributed to the lower accounts receivable and payable balances. Accounts payable balances were also impacted by lower crude oil and petroleum product purchases and the timing of expenditures.
Capital and exploration expenditures were $263 million in the third quarter, down from $395 million during the same quarter of 2005, and $868 million in the first nine months of 2006, versus $1,073 million in the same period a year ago. For the resources segment, capital and exploration expenditures were used mainly at Syncrude and Cold Lake to maintain and expand production capacity. The petroleum products segment spent its capital expenditures mainly on projects to improve operating efficiency, reduce the sulphur content of diesel fuel and upgrade the network of Esso retail outlets.

IMPERIAL OIL LIMITED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)
During the third quarter of 2006, the company repurchased more than 11 million shares for $468 million. Under the current share-repurchase program, which began on June 23, 2006, the company has repurchased about 13 million shares, and can purchase up to an additional 36 million shares before June 22, 2007 when the current program expires.
Cash dividends of $238 million were paid in the first nine months of 2006. This compared with dividends of $236 million in the comparable period of 2005. Per-share dividends paid in the first three quarters of 2006 totaled $0.24, up from $0.23 in the same period last year.
The above factors led to an increase in the company’s balance of cash and marketable securities to $1,857 million at September 30, 2006, from $1,661 million at the end of 2005.
RECENTLY ISSUED ACCOUNTING STANDARD
In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes”. FIN 48 is an interpretation of FASB Statement No. 109 “Accounting for Income Taxes” and must be adopted by the company no later than January 1, 2007. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements uncertain tax positions that the company has taken or expects to take in its tax returns. The company is evaluating the impact of adopting FIN 48.
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158 (SFAS 158), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment to FASB Statements No. 87, 88, 106 and 132(R)”. SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through other non-owner changes in equity. The standard also requires disclosure in the notes to the financial statements of additional information about certain effects on net periodic benefit costs of the next fiscal year that arise from delayed recognition of gains or losses, prior service costs and transition asset or obligation. SFAS 158 must be adopted by the company in the financial statements for the year ending December 31, 2006. The company is evaluating the impact of adopting SFAS 158.
Based on December 31, 2005 pension and other postretirement plan balances, we expect that the accrued benefit obligation would have been increased by approximately $600 million. Net of the effects of changes in deferred income taxes and other balance sheet accounts, shareholder’s equity would have been reduced by approximately $450 million. We do not expect that the impact as of December 31, 2006 would be materially different. The standard will not have any impact on the company’s operations, earnings or cash flows.

IMPERIAL OIL LIMITED
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Information about market risks for the nine months ended September 30, 2006 does not differ materially from that discussed on page 32 in the company’s annual report to shareholders for the year ended December 31, 2005 and interim reports to shareholders for the quarters ended March 30, 2006 and June 30, 2006, except for the following sensitivities:

Earnings sensitivity (a)
millions of dollars after tax
Nine cents decrease (increase) in the value of the Canadian dollar
versus the U.S. dollar	+ (–) 325
The sensitivity of net income to changes in the Canadian dollar versus the U.S. dollar increased from the second quarter 2006 by about $12 million (after tax) for each one-cent difference. This is primarily due to the decrease in crude oil prices and industry refining margins.

(a)  The amount quoted to illustrate the impact of the sensitivity represents a change of about 10 percent in the value of the commodity at the end of the third quarter 2006. The sensitivity calculation shows the impact on annual net income that results from a change in one factor, after tax and royalties and holding all other factors constant. While the sensitivity is applicable under current conditions, it may not apply proportionately to larger fluctuations.
This report may contain forward-looking information. Actual results could differ materially due to market conditions, changes in law or government policy, changes in operating conditions and costs, changes in project schedules, operating performance, demand for oil and gas, commercial negotiations or other technical and economic factors.

IMPERIAL OIL LIMITED
CONSOLIDATED STATEMENT OF INCOME
(U.S. GAAP, unaudited)

			Nine months
	Third quarter		to September 30
millions of Canadian dollars	2006	2005	2006	2005

REVENUES AND OTHER INCOME
Operating revenues (a)(b)	6,612	7,683	19,002	20,333
Investment and other income (5)	39	28	155	138

TOTAL REVENUES AND OTHER INCOME	6,651	7,711	19,157	20,471

EXPENSES
Exploration	5	10	18	37
Purchases of crude oil and products (b)	3,832	4,856	10,834	12,745
Production and manufacturing (6)	772	841	2,619	2,406
Selling and general (6)	276	495	891	1,278
Federal excise tax (a)	336	336	954	966
Depreciation and depletion	197	217	627	672
Financing costs (7)	3	(2)	10	8

TOTAL EXPENSES	5,421	6,753	15,953	18,112

INCOME BEFORE INCOME TAXES	1,230	958	3,204	2,359
INCOME TAXES	408	306	954	775

NET INCOME (4)	822	652	2,250	1,584

NET INCOME PER COMMON SHARE — BASIC (dollars) (10)	0.84	0.64	2.29	1.54
NET INCOME PER COMMON SHARE — DILUTED (dollars) (10)	0.84	0.64	2.28	1.53
DIVIDENDS PER COMMON SHARE (dollars) (10)	0.08	0.08	0.24	0.23

(a) Federal excise tax included in operating revenues	336	336	954	966

(b) Amounts included in operating revenues for purchase / sale contracts with the same counterparty. Associated costs are included in “purchases of crude oil and products” resulting in no impact to net income. (3)	—	1,413	—	3,506

IMPERIAL OIL LIMITED
CONSOLIDATED STATEMENT OF CASH FLOWS
(U.S. GAAP, unaudited)

			Nine months
inflow/(outflow)	Third quarter		to September 30
millions of Canadian dollars	2006	2005	2006	2005

OPERATING ACTIVITIES
Net income	822	652	2,250	1,584
Adjustment for non-cash items:
Depreciation and depletion	197	217	627	672
(Gain)/loss on asset sales, after income tax (5)	(7)	(5)	(61)	(62)
Deferred income taxes and other	60	(162)	17	(313)
Changes in operating assets and liabilities:
Accounts receivable	272	(271)	292	(451)
Inventories and prepaids	(54)	(32)	(263)	(391)
Income taxes payable	284	414	(11)	226
Accounts payable	30	484	(97)	1,027
All other items — net (a)	36	88	(226)	(137)

CASH FROM (USED IN) OPERATING ACTIVITIES	1,640	1,385	2,528	2,155

INVESTING ACTIVITIES
Additions to property, plant and equipment and intangibles	(258)	(385)	(850)	(1,036)
Proceeds from asset sales	20	9	154	114
Loans to equity company	2	—	—	—

CASH FROM (USED IN) INVESTING ACTIVITIES	(236)	(376)	(696)	(922)

FINANCING ACTIVITIES
Short term debt — net	—	—	72	18
Repayment of long-term debt	—	(1)	(72)	(21)
Issuance of common shares under stock option plan	3	10	7	29
Common shares purchased (10)	(468)	(565)	(1,405)	(1,367)
Dividends paid	(79)	(82)	(238)	(236)

CASH FROM (USED IN) FINANCING ACTIVITIES	(544)	(638)	(1,636)	(1,577)

INCREASE (DECREASE) IN CASH	860	371	196	(344)
CASH AT BEGINNING OF PERIOD	997	564	1,661	1,279

CASH AT END OF PERIOD	1,857	935	1,857	935

(a) Includes contribution to registered pension plans	(13)	(4)	(369)	(346)

IMPERIAL OIL LIMITED
CONSOLIDATED BALANCE SHEET
(U.S. GAAP, unaudited)

	As at	As at
	Sept.30	Dec.31
millions of Canadian dollars	2006	2005

ASSETS
Current assets
Cash	1,857	1,661
Accounts receivable,
less estimated doubtful accounts	1,782	2,073
Inventories of crude oil and products	716	481
Materials, supplies and prepaid expenses	158	130
Deferred income tax assets	637	654

Total current assets	5,150	4,999

Investments and other long-term assets	114	94

Property, plant and equipment,	22,176	21,526
less accumulated depreciation and depletion	11,887	11,394

Property, plant and equipment (net)	10,289	10,132

Goodwill	204	204
Other intangible assets, net	151	153

TOTAL ASSETS	15,908	15,582

LIABILITIES
Current liabilities
Short-term debt	171	99
Accounts payable and accrued liabilities (9)	3,070	3,170
Income taxes payable	1,399	1,399
Current portion of long-term debt (8)	907	477

Total current liabilities	5,547	5,145

Long-term debt (8)	361	863
Other long-term obligations (9)	1,520	1,728
Deferred income tax liabilities	1,230	1,213

TOTAL LIABILITIES	8,658	8,949

SHAREHOLDERS’ EQUITY
Common shares at stated value (10) (a)	1,692	1,747
Earnings reinvested (11)	6,138	5,466
Accumulated other nonowner changes in equity (12)	(580)	(580)

TOTAL SHAREHOLDERS’ EQUITY	7,250	6,633

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	15,908	15,582

(a) Number of common shares outstanding was 963 million (2005 — 998 million)
Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.
Approved by the directors October 31, 2006

/s/ T. J. Hearn Chairman, president and	/s/ P.A. Smith Controller and
chief executive officer	senior vice-president,
finance and administration

IMPERIAL OIL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
1. Basis of financial statement presentation
These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles of the United States of America and follow the same accounting policies and methods of computation as, and should be read in conjunction with, the most recent annual consolidated financial statements. In the opinion of the management, the information furnished herein reflects all known accruals and adjustments necessary for a fair presentation of the financial position of the company as at September 30, 2006, and December 31, 2005, and the results of operations and changes in cash flows for the three and nine months ending September 30, 2006 and 2005. All such adjustments are of a normal recurring nature. The company’s exploration and production activities are accounted for under the “successful efforts” method.
The results for the three and nine months ending September 30, 2006, are not necessarily indicative of the operations to be expected for the full year.
All amounts are in Canadian dollars unless otherwise indicated.
2. Accounting change for Share-based Payments
Effective January 1, 2006, the company adopted the Financial Accounting Standards Board’s revised Statement of Financial Accounting Standards No. 123 (SFAS 123R), Share-based Payment. SFAS 123R requires compensation costs related to share-based payments to be recognized in the income statement over the requisite service period. The amount of the compensation costs is to be measured based on the grant-date fair value of the instrument issued. In addition, liability awards are to be remeasured each reporting period through settlement. SFAS 123R is effective for awards granted or modified after the date of adoption and for awards granted prior to that date that have not vested. In 2003, the company adopted a policy of expensing all share-based payments that is consistent with the provisions of SFAS 123R, and all prior years outstanding stock option awards have vested. SFAS 123R will therefore not materially change the company’s existing accounting practices or the amount of share-based compensation recognized in earnings.
The cumulative compensation expense associated with share-based payments made in 2005, 2004 and 2003 has been recognized in the income statement using the “nominal vesting period approach”. The full cost of awards given to employees who have retired before the end of the vesting period has been expensed. The use of a “non-substantive vesting period approach” based on the retirement eligibility age, is not significantly different from the nominal vesting period approach. The non-substantive vesting period approach is applicable to grants made after the adoption of SFAS 123R.
Share-based Incentive Compensation Programs
Incentive share units, deferred share units and restricted stock units
Incentive share units have value if the market price of the company’s common shares when the unit is exercised exceeds the market value when the unit was issued, as adjusted for any share splits. The issue price of incentive share units is the closing price of the company’s shares on the Toronto Stock Exchange on the grant date. Up to 50 percent of the units may be exercised after one year from issuance; an additional 25 percent may be exercised after two years; and the remaining 25 percent may be exercised after three years. Incentive share units are eligible for exercise up to 10 years from issuance. The units may expire earlier if employment is terminated other than by retirement, death or disability.
The deferred share unit plan is made available to selected executives and nonemployee directors. The selected executives can elect to receive all or part of their performance bonus compensation in units and the nonemployee directors can elect to receive all or part of their directors’ fees in units. The number of units granted to executives is determined by dividing the amount of the bonus elected to be received as deferred share units by the average of the closing prices of the company’s shares on the Toronto Stock Exchange for the five consecutive trading days immediately prior to the date that the bonus would have been paid. The number of units granted to a nonemployee director is determined at the end of each calendar quarter by dividing the amount of director’s fees for the calendar quarter that the nonemployee director elected to receive as deferred share units by the average closing price of the company’s shares for the five consecutive trading days immediately prior to the last day of the calendar quarter. Additional units are granted based on the cash dividend payable on the company’s shares divided by the average closing price immediately prior to the payment date for that dividend and multiplying the resulting number by the number of deferred share units held by the recipient, as adjusted for any share splits.

IMPERIAL OIL LIMITED
Deferred share units cannot be exercised until after termination of employment with the company or resignation as a director and must be exercised no later than December 31 of the year following termination or resignation. On the exercise date, the cash value to be received for the units is determined based on the average closing price of the company’s shares for the five consecutive trading days immediately prior to the date of exercise, as adjusted for any share splits.
Under the restricted stock unit plan, each unit entitles the recipient to the conditional right to receive from the company, upon exercise, an amount equal to the five-day average of the closing price of the company’s common shares on the Toronto Stock Exchange on and immediately prior to the exercise dates. Fifty percent of the units are exercised three years following the grant date, and the remainder are exercised seven years following the grant date. For units granted in 2002 to 2005, the exercise date has been changed from December 31 to December 4 for units exercised in 2006 and subsequent years. For units granted in 2002, 2003, 2004 and 2005 to be exercised subsequent to the company’s May 2006 three-for-one share split, the company has indicated that it will increase the cash payment or number of shares issued per unit, as the case may be, by the factor of three.
All units require settlement by cash payments with one exception. The restricted stock unit program was amended for units granted in 2003 and future years by providing that the recipient may receive one common share of the company per unit or elect to receive the cash payment for the units to be exercised in the seventh year following the grant date.
In accordance with SFAS 123R, the company accounts for these units by using the fair-value-based method, which is the same method of accounting as under SFAS 123. The fair value of awards in the form of incentive share, deferred share and restricted stock units is the market price of the stock. Under this method, compensation expense related to the units of these programs is measured each reporting period based on the company’s current share price and is recorded in the consolidated statement of income over the vesting period.
The following table summarizes information about these units for the nine months ended September 30, 2006:

	Incentive share	Deferred share	Restricted stock
	units (a)	units (a)	units (a)
Outstanding at December 31, 2005	10,884,891	138,567	10,556,730
Granted	—	5,113	—
Exercised	(1,478,496)	(60,781)	(1,185,705)
Cancelled or adjusted	(900)	—	(6,851)

Outstanding at September 30, 2006	9,405,495	82,899	9,364,174

(a)	Reflects number of units granted after the share split in 2006, plus the number of units granted prior to the share split in 2006 as adjusted for the share splits that occurred in 1998 and 2006.
There was an $8 million favourable adjustment to previously recorded compensation expenses for these programs in the third quarter of 2006 and the compensation expense charged against income for these programs was $128 million for the third quarter of 2005. The compensation expense charged against income for these programs was $63 million and $280 million for the nine months ended September 30, 2006 and 2005, respectively. Income tax expense associated with the favourable adjustment to compensation expense in the third quarter of 2006 was $4 million and income tax benefit recognized in income related to the compensation expense in the third quarter of 2005 was $74 million. Total income tax benefit recognized in income related to this compensation expense was $10 million and $151 million for the nine months ended September 30, 2006 and 2005, respectively.
As of September 30, 2006, there was $177 million of total before-tax unrecognized compensation expenses related to nonvested restricted stock units based on the company’s share price at the end of the current reporting period. The weighted-average vesting period of nonvested restricted stock units is 3.1 years. All units under the incentive share and deferred share programs have vested as of September 30, 2006.
Incentive stock options
In April 2002, incentive stock options were granted for the purchase of the company’s common shares at an exercise price of $15.50 per share (adjusted to reflect the three-for-one share split). Up to 50 percent of the options may be exercised on or after January 1, 2003, a further 25 percent may be exercised on or after January 1, 2004, and the remaining 25 percent may be exercised on or after January 1, 2005. Any unexercised options expire after April 29, 2012. The company has not issued incentive stock options since 2002 and has no plans to issue incentive stock options in the future.
The company has purchased shares on the market to fully offset the dilutive effects from the exercise of stock options. The practice is expected to continue.
As permitted by SFAS 123, the company continues to apply the intrinsic-value-based method of accounting for the incentive stock options granted in April 2002. Under this method, compensation expense is not recognized on the issuance of stock options as the exercise price is equal to the market value at the date of grant. All incentive stock options have vested as of January 1, 2005.

IMPERIAL OIL LIMITED
The following table summarizes information about stock options for the nine months ended September 30, 2006:

		Weighted-average
		exercise	remaining
		price	contractual
	Units (a)	(dollars) (b)	term (years)

Incentive stock options
Outstanding at December 31, 2005	6,135,000	15.50
Granted	—
Exercised	(450,660)	15.50
Cancelled or adjusted	5,400

Outstanding at September 30, 2006	5,689,740	15.50	5.5

(a)	Reflects number of units granted, as adjusted for any share splits.

(b)	Adjusted to reflect the three-for-one share split.
No compensation expense and no income tax benefit related to stock options were recognized for stock options in the nine months ended September 30, 2006, and 2005. Cash received from stock option exercises for the nine months ended September 30, 2006, was $7 million. The aggregate intrinsic value of stock options exercised in the nine months ended September 30, 2006, was $12 million, and for the balance of outstanding stock options is $125 million.
3. Accounting change for purchases and sales of inventory with the same counterparty
Effective January 1, 2006, the company adopted the Emerging Issues Task Force (EITF) consensus on Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. The EITF concluded that purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another should be combined and recorded as exchanges measured at the book value of the item sold. In prior periods, the company recorded certain crude oil, natural gas, petroleum product and chemical sales and purchases contemporaneously negotiated with the same counterparty as revenues and purchases. As a result of the EITF consensus, the company’s accounts “operating revenue” and “purchases of crude oil and products” on the consolidated statement of income will be reduced by associated amounts with no impact on net income. All operating segments are affected by this change, with the largest impact in the petroleum products segment.

IMPERIAL OIL LIMITED
4. BUSINESS SEGMENTS

	Natural		Petroleum
Third quarter	Resources		Products		Chemicals
millions of dollars	2006	2005	2006	2005	2006	2005

REVENUES AND OTHER INCOME
External sales (a)	1,178	1,252	5,086	6,117	348	314
Intersegment sales	1,090	977	570	498	87	92
Investment and other income	—	10	21	12	—	—

	2,268	2,239	5,677	6,627	435	406

EXPENSES
Exploration (b)	5	10	—	—	—	—
Purchases of crude oil and products	736	707	4,535	5,398	307	317
Production and manufacturing	453	480	271	306	49	56
Selling and general	3	10	266	271	19	12
Federal excise tax	—	—	336	336	—	—
Depreciation and depletion	131	158	61	56	3	3
Financing costs	—	—	(2)	1	—	—

TOTAL EXPENSES	1,328	1,365	5,467	6,368	378	388

INCOME BEFORE INCOME TAXES	940	874	210	259	57	18
INCOME TAXES	323	282	61	88	19	6

NET INCOME	617	592	149	171	38	12

Export sales to the United States	585	440	233	233	193	182
Cash flows from (used in) operating activities	1,236	1,022	378	93	33	(3)
CAPEX (b)	183	243	63	133	5	5

	Corporate
Third quarter	and Other		Eliminations		Consolidated
millions of dollars	2006	2005	2006	2005	2006	2005

REVENUES AND OTHER INCOME
External sales (a)	—	—	—	—	6,612	7,683
Intersegment sales	—	—	(1,747)	(1,567)	—	—
Investment and other income	18	6	—	—	39	28

	18	6	(1,747)	(1,567)	6,651	7,711

EXPENSES
Exploration (b)	—	—	—	—	5	10
Purchases of crude oil and products	—	—	(1,746)	(1,566)	3,832	4,856
Production and manufacturing	—	—	(1)	(1)	772	841
Selling and general	(12)	202	—	—	276	495
Federal excise tax	—	—	—	—	336	336
Depreciation and depletion	2	—	—	—	197	217
Financing costs	5	(3)	—	—	3	(2)

TOTAL EXPENSES	(5)	199	(1,747)	(1,567)	5,421	6,753

INCOME BEFORE INCOME TAXES	23	(193)	—	—	1,230	958
INCOME TAXES	5	(70)	—	—	408	306

NET INCOME	18	(123)	—	—	822	652

Export sales to the United States	—	—	—	—	1,011	855
Cash flows from (used in) operating activities	(7)	273	—	—	1,640	1,385
CAPEX (b)	12	14	—	—	263	395

(a)	Includes crude oil sales made by Products in order to optimize refining operations.

(b)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant, equipment and intangibles and additions to capital leases.

IMPERIAL OIL LIMITED

	Natural		Petroleum
Nine months to September 30	Resources		Products		Chemicals
millions of dollars	2006	2005	2006	2005	2006	2005

REVENUES AND OTHER INCOME
External sales (a)	3,584	3,349	14,367	16,013	1,051	971
Intersegment sales	2,942	2,530	1,776	1,618	255	253
Investment and other income	65	80	44	41	—	—

	6,591	5,959	16,187	17,672	1,306	1,224

EXPENSES
Exploration (b)	18	37	—	—	—	—
Purchases of crude oil and products	2,201	2,067	12,678	14,203	926	874
Production and manufacturing	1,498	1,366	976	897	147	145
Selling and general	10	6	751	782	58	59
Federal excise tax	—	—	954	966	—	—
Depreciation and depletion	443	488	172	174	9	9
Financing costs	—	—	(2)	2	—	—

TOTAL EXPENSES	4,170	3,964	15,529	17,024	1,140	1,087

INCOME BEFORE INCOME TAXES	2,421	1,995	658	648	166	137
INCOME TAXES	653	658	248	217	58	48

NET INCOME	1,768	1,337	410	431	108	89

Export sales to the United States	1,540	1,141	725	632	608	552
Cash flows from (used in) operating activities	2,052	1,616	447	279	100	77
CAPEX (b)	544	704	278	330	9	12
Total assets as at September 30	7,383	7,274	6,459	6,710	493	491
Capital employed as at September 30	4,008	4,150	2,819	2,834	228	213

	Corporate
Nine months to September 30	and Other		Eliminations		Consolidated
millions of dollars	2006	2005	2006	2005	2006	2005

REVENUES AND OTHER INCOME
External sales (a)	—	—	—	—	19,002	20,333
Intersegment sales	—	—	(4,973)	(4,401)	—	—
Investment and other income	46	17	—	—	155	138

	46	17	(4,973)	(4,401)	19,157	20,471

EXPENSES
Exploration (b)	—	—	—	—	18	37
Purchases of crude oil and products	—	—	(4,971)	(4,399)	10,834	12,745
Production and manufacturing	—	—	(2)	(2)	2,619	2,406
Selling and general	72	431	—	—	891	1,278
Federal excise tax	—	—	—	—	954	966
Depreciation and depletion	3	1	—	—	627	672
Financing costs	12	6	—	—	10	8

TOTAL EXPENSES	87	438	(4,973)	(4,401)	15,953	18,112

INCOME BEFORE INCOME TAXES	(41)	(421)	—	—	3,204	2,359
INCOME TAXES	(5)	(148)	—	—	954	775

NET INCOME	(36)	(273)	—	—	2,250	1,584

Export sales to the United States	—	—	—	—	2,873	2,325
Cash flows from (used in) operating activities	(71)	183	—	—	2,528	2,155
CAPEX (b)	37	27	—	—	868	1,073
Total assets as at September 30	2,055	1,160	(482)	(472)	15,908	15,163
Capital employed as at September 30	1,691	630	—	—	8,746	7,827

(a)	Includes crude oil sales made by Products in order to optimize refining operations.

(b)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant, equipment and intangibles and additions to capital leases.

IMPERIAL OIL LIMITED
5. Investment and other income
Investment and other income includes gains and losses on asset sales as follows:

			Nine months
	Third quarter		to September 30
millions of dollars	2006	2005	2006	2005

Proceeds from asset sales	20	9	154	114
Book value of assets sold	13	4	69	29

Gain/(loss) on asset sales, before tax	7	5	85	85

Gain/(loss) on asset sales, after tax	7	5	61	62

6. Employee retirement benefits
The components of net benefit cost included in production and manufacturing and selling and general expenses in the consolidated statement of income are as follows:

			Nine months
	Third quarter		to September 30
millions of dollars	2006	2005	2006	2005

Pension benefits:
Current service cost	25	22	75	65
Interest cost	60	60	179	180
Expected return on plan assets	(75)	(64)	(225)	(192)
Amortization of prior service cost	5	6	15	18
Recognized actuarial loss	29	21	86	63

Net benefit cost	44	45	130	134

Other post-retirement benefits:
Current service cost	2	2	6	6
Interest cost	6	6	18	18
Recognized actuarial loss	2	1	6	4

Net benefit cost	10	9	30	28

7. Financing costs

			Nine months
	Third quarter		to September 30
millions of dollars	2006	2005	2006	2005

Debt related interest	17	11	46	32
Capitalized interest	(13)	(14)	(37)	(27)

Net interest expense	4	(3)	9	5
Other interest	(1)	1	1	3

Total financing costs	3	(2)	10	8

8. Long-term debt

			As at	As at
			Sept.30	Dec.31
			2006	2005
Issued	Maturity date	Interest rate	millions of dollars

2003	$250 million due May 26, 2007 and $250 million due August 26, 2007	Variable	—	500
2003	January 19, 2008	Variable	318	318

Long-term debt			318	818
Capital leases			43	45

Total long-term debt (a)			361	863

(a)  These amounts exclude that portion of long-term debt totalling $907 million (December 31, 2005 - $477 million), which matures within one year and is included in current liabilities.

IMPERIAL OIL LIMITED
9. Other long-term obligations

	As at	As at
	Sept.30	Dec.31
millions of dollars	2006	2005

Employee retirement benefits (a)	902	1,152
Asset retirement obligations and other environmental liabilities (b)	413	423
Other obligations	205	153

Total other long-term obligations	1,520	1,728

(a) Total recorded employee retirement benefits obligations also include $47 million in current liabilities (December 31, 2005 — $47 million).
(b)  Total asset retirement obligations and other environmental liabilities also include $76 million in current liabilities (December 31, 2005 — $76 million).
10. Common shares

	As at	As at
	Sept.30	Dec.31
thousands of shares	2006	2005

Authorized (prior period data have not been restated)	1,100,000	450,000
Common shares outstanding	962,713	997,874
Effective May 23, 2006, the issued common shares of the company were split on a three-for-one basis and the number of authorized shares was increased from 450 million to 1,100 million. The prior period number of shares outstanding and shares purchased, as well as net income and dividends per share, have been adjusted to reflect the three-for one split.
In 1995 through 2005, the company purchased shares under eleven 12-month normal course share purchase programs, as well as an auction tender. On June 23, 2006, another 12-month normal course program was implemented with an allowable purchase of up to 48.8 million shares (five percent of the total on June 21, 2006), less any shares purchased by the employee savings plan and company pension fund. The results of these activities are as shown below:

	millions of
Year	Shares	Dollars

1995 — 2004	697.6	6,840

2005 — Third quarter	14.3	565
— Full year	52.5	1,795

2006 — Third quarter	11.5	468
— Year-to-date	35.6	1,405

Cumulative purchases to date	785.7	10,040
Exxon Mobil Corporation’s participation in the above maintained its ownership interest in Imperial at 69.6 percent.
The excess of the purchase cost over the stated value of shares purchased has been recorded as a distribution of earnings reinvested.

IMPERIAL OIL LIMITED
The following table provides the calculation of net income per common share:

			Nine months
	Third quarter		to September 30
	2006	2005	2006	2005

Net income per common share — basic
Net income (millions of dollars)	822	652	2,250	1,584

Weighted average number of common shares outstanding (millions of shares)	969.6	1,016.6	980.7	1,030.9

Net income per common share (dollars)	0.84	0.64	2.29	1.54

Net income per common share — diluted
Net income (millions of dollars)	822	652	2,250	1,584

Weighted average number of common shares outstanding (millions of shares)	969.6	1,016.6	980.7	1,030.9
Effect of employee stock-based awards (millions of shares)	4.5	4.7	4.4	4.2

Weighted average number of common shares outstanding, assuming dilution (millions of shares)	974.1	1,021.3	985.1	1,035.1

Net income per common share (dollars)	0.84	0.64	2.28	1.53
11. Earnings reinvested

			Nine months
	Third quarter		to September 30
millions of dollars	2006	2005	2006	2005

Earnings reinvested at beginning of period	5,841	4,906	5,466	4,889
Net income for the period	822	652	2,250	1,584
Share purchases in excess of stated value	(448)	(539)	(1,343)	(1,295)
Dividends	(77)	(81)	(235)	(240)

Earnings reinvested at end of period	6,138	4,938	6,138	4,938

12. Nonowner changes in shareholders’ equity

			Nine months
	Third quarter		to September 30
millions of dollars	2006	2005	2006	2005

Net income	822	652	2,250	1,584
Other nonowner changes in equity (a)	—	—	—	—

Total nonowner changes in shareholders’ equity	822	652	2,250	1,584

(a) Minimum pension liability adjustment.

IMPERIAL OIL LIMITED
OPERATING STATISTICS
(unaudited)

			Nine months
	Third quarter		to September 30
	2006	2005	2006	2005

GROSS CRUDE OIL AND NGL PRODUCTION
(thousands of barrels a day)
Conventional	31	35	32	38
Cold Lake	158	123	155	137
Syncrude	71	59	61	52

Total crude oil production	260	217	248	227
Natural gas liquids (NGLs) available for sale	21	33	25	31

Total crude oil and NGL production	281	250	273	258

NET CRUDE OIL AND NGL PRODUCTION
(thousands of barrels a day)
Conventional	23	27	24	29
Cold Lake	127	96	128	119
Syncrude	60	59	55	52

Total crude oil production	210	182	207	200
Natural gas liquids (NGLs) available for sale	17	26	20	25

Total crude oil and NGL production	227	208	227	225

COLD LAKE BLEND SALES (thousands of barrels a day)	201	157	203	181
NGL SALES (thousands of barrels a day)	19	34	28	37

NATURAL GAS (millions of cubic feet a day)
Production (gross)	560	579	566	580
Production (net)	503	513	505	516
Sales	515	536	519	533

AVERAGE REALIZATIONS AND PRICES (Canadian dollars)
Conventional crude oil realizations (a barrel)	74.34	73.27	71.10	63.97
NGL realizations (a barrel)	40.87	39.71	40.81	36.20
Natural gas realizations (a thousand cubic feet)	6.29	8.80	7.42	7.86
Par crude oil price at Edmonton (a barrel)	80.31	77.83	76.53	69.11
Heavy crude oil at Hardisty (Bow River, a barrel)	59.03	57.14	53.66	46.29

PETROLEUM PRODUCTS SALES (millions of litres a day)
Gasolines	34.1	34.1	32.5	33.3
Heating, diesel and jet fuels	26.0	25.7	26.3	26.8
Heavy fuel oils	5.1	5.6	5.0	5.7
Lube oils and other products	9.0	8.3	7.8	7.5

Net petroleum products sales	74.2	73.7	71.6	73.3

TOTAL REFINERY THROUGHPUT (millions of litres a day)	73.3	69.9	69.7	73.5
REFINERY CAPACITY UTILIZATION (percent)	92	87	87	92

PETROCHEMICAL SALES (thousands of tonnes a day)	2.9	3.0	3.0	3.1

IMPERIAL OIL LIMITED
SHARE OWNERSHIP, TRADING AND PERFORMANCE
(unaudited)

			Nine months
	Third quarter		to September 30
	2006	2005	2006	2005

RETURN ON AVERAGE CAPITAL EMPLOYED (a)
(rolling 4 quarters, percent)			39.1	27.2

RETURN ON AVERAGE SHAREHOLDERS’ EQUITY
(rolling 4 quarters, percent)			47.6	33.6

INTEREST COVERAGE RATIO — EARNINGS BASIS
(rolling 4 quarters, times covered)			81.7	74.0

SHARE OWNERSHIP
Outstanding shares (thousands)
Monthly weighted average	969,625	1,016,593	980,711	1,030,910
At September 30			962,713	1,008,766
Number of shareholders
At September 30			13,664	14,305

SHARE PRICES (b)
Toronto Stock Exchange (Canadian dollars)
High	45.20	45.79	45.20	45.79
Low	35.33	33.33	35.33	22.50
Close at September 30			37.47	44.67

American Stock Exchange (U.S. dollars)
High	40.38	39.14	40.38	39.14
Low	31.64	27.46	30.54	18.27
Close at September 30			33.55	38.35

(a)	Return on capital employed is the rolling four quarters’ net income excluding the after-tax cost of financing divided by the average rolling four quarters’ capital employed.

(b)	Adjusted to reflect the three-for-one share split